Exhibit 23.4

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

      We hereby consent to the inclusion of our opinion letter dated November 14, 2004 to the Board of Directors of Agis Industries (1983) Ltd. as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger involving Agis Industries (1983) Ltd. and Perrigo Company, and to the references to such opinion and our name in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — Opinion of Merrill Lynch & Co.;” “THE MERGER — Background of the Merger;” “THE MERGER — Recommendation of the Board of Directors and the Audit Committee of Agis; Agis’ Reasons for the Merger;” and “THE MERGER — Opinion of Merrill Lynch & Co.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

/s/ MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

New York, New York

December 22, 2004